                           Offer to Purchase for Cash
                                       by

                             POLYMEDICA CORPORATION
                                       of

                   Up to 4,878,048 Shares of its Common Stock
                (Including the Associated Stock Purchase Rights)
                  At a Purchase Price Not Greater Than $34.50
                         nor Less Than $30.75 Per Share
                          ---------------------------
                     THE TENDER OFFER, PRORATION PERIOD AND
                   WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT
                NEW YORK CITY TIME, ON THURSDAY, JUNE 23, 2005,
                      UNLESS THE TENDER OFFER IS EXTENDED.

PolyMedica Corporation, a Massachusetts corporation ("PolyMedica," "we," "us," "our," or the "Company"), invites its shareholders to tender up to 4,878,048 shares of its common stock, $0.01 par value per share, including the associated stock purchase rights issued under the Rights Agreement, between PolyMedica and Equiserve Trust Company, dated September 13, 2002 (the "Shares"), for purchase by it at a price not greater than $34.50 nor less than $30.75 per Share, net to the seller, in cash, without interest, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the tender offer). We will select the lowest purchase price that will allow us to purchase Shares with an aggregate purchase price of $150 million or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in this tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

Only Shares properly tendered at prices at or below the purchase price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the Shares tendered at or below the purchase price may not be purchased if more than the number of Shares we seek are properly tendered. Shares not purchased in the tender offer will be returned at our expense promptly following the expiration of the tender offer. See Section 3.

Subject to certain limitations and legal requirements, we reserve the right, in our sole discretion, to purchase additional Shares pursuant to the tender offer. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7 OF THIS OFFER TO PURCHASE, "CONDITIONS TO THE OFFER."

The Shares are listed and traded on the Nasdaq National Market under the symbol "PLMD." On May 25, 2005, the last full trading day before commencement of the tender offer, the closing sale price of the Shares on the Nasdaq National Market was $30.80 per Share. Shareholders are urged to obtain current market quotations for the Shares. See Section 8.

Our Board of Directors has approved this tender offer. However, neither we nor our Board of Directors nor the Dealer Manager or Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should consider our reasons for making this tender offer. See Section 2. The directors and executive officers of PolyMedica are entitled to participate in the tender offer on the same basis as all other shareholders. However, PolyMedica's directors and executive officers have advised the Company that they will not tender Shares in the tender offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------
                  The Dealer Manager for this tender offer is:

                                 MORGAN STANLEY

Offer to Purchase dated May 26, 2005.

                                   IMPORTANT

     If you want to tender all or part of your Shares, you must do one of the following before the tender offer expires:

      -- if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

      -- if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Equiserve Trust Company, the Depositary for the tender offer;

      -- if you are an institution that is a participant in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

      -- if you are an optionee holding vested stock options granted under the Company's 2000 Stock Incentive Plan, as amended (the "2000 Plan"), or other stock option plans or arrangements (together with the 2000 Plan, the "Stock Option Plans"), exercise such options for cash in accordance with the terms of the applicable Stock Option Plans or pursuant to the Company's cashless exercise program and tender the Shares received upon such exercise in accordance with this tender offer. See Instruction 17 of the Letter of Transmittal.

     If you want to tender your Shares, but:

      -- your certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the tender offer;

      -- you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer; or

      -- your other required documents cannot be delivered to the Depositary by the expiration of the tender offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

     TO PROPERLY TENDER SHARES, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

     If you wish to maximize the chance that your Shares will be purchased at the purchase price determined by us, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered Shares because Shares tendered using this election will effectively be considered available for purchase at the minimum price of $30.75 per Share. Also, note that this election could result in your Shares being purchased at the minimum tender price of $30.75 per Share.

     Questions and requests for assistance may be directed to The Altman Group, Inc., the Information Agent for the tender offer, or to Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Dealer Manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

     We are not making this tender offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to shareholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU

MAY CHOOSE TO TENDER YOUR SHARES IN THIS TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION TO YOU OR GIVES ANY INFORMATION OR REPRESENTATION TO YOU, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

     Unless the context otherwise requires, all references to Shares shall include the associated stock purchase rights. Unless the associated stock purchase rights are redeemed prior to the Expiration Date (as defined in Section
1), a tender of Shares will also constitute a tender of the associated stock purchase rights.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
SUMMARY TERM SHEET......................    1
FORWARD-LOOKING STATEMENTS..............    6
INTRODUCTION............................    7
THE OFFER...............................    9
  Section 1.   Number of Shares;
               Proration................    9
  Section 2.   Purpose of the Offer;
               Certain Effects of the
               Offer....................   11
  Section 3.   Procedures for Tendering
               Shares...................   14
  Section 4.   Withdrawal Rights........   18
  Section 5.   Purchase of Shares and
               Payment of Purchase
               Price....................   19
  Section 6.   Conditional Tender of
               Shares...................   20
  Section 7.   Conditions of the
               Offer....................   21
  Section 8.   Price Range of the
               Shares; Dividends........   23

                                          PAGE
                                          ----
  Section 9.   Source and Amount of
               Funds....................   24
  Section 10.  Certain Information
               Concerning PolyMedica....   24
  Section 11.  Interest of Directors and
               Executive Officers;
               Transactions and
               Arrangements Concerning
               the Shares...............   28
  Section 12.  Legal Matters; Regulatory
               Approvals................   31
  Section 13.  United States Federal
               Income Tax Consequences..   31
  Section 14.  Extension of the Offer;
               Termination; Amendment...   35
  Section 15.  Fees and Expenses........   36
  Section 16.  Miscellaneous............   36

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion. The Company is at times referred to as "PolyMedica," "we," "our" or "us."

WHO IS OFFERING TO PURCHASE MY SHARES?

     We are offering to purchase up to 4,878,048 shares of our outstanding common stock, $0.01 par value per share, including the associated stock purchase rights issued under the Rights Agreement, between PolyMedica and Equiserve Trust Company, dated September 13, 2002.

WHAT IS THE PURPOSE OF THE TENDER OFFER?

     Our management and Board of Directors have evaluated our current business, financial condition, capital spending and working capital needs, and growth plans, and believe that the tender offer is a prudent use of our financial resources, given our business profile, our assets and recent market prices for our common stock. We generate significant operating cash flow and have minimal debt. We believe that our current cash balance, operating cash flows, and our debt capacity, exceed the financial requirements of our business, including the capital requirements for providing appropriate financial flexibility for general corporate purposes and to meet our strategic goals.

     We believe that the modified "Dutch Auction" tender offer described herein represents a mechanism to provide all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the tender offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own Shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. See Section 2.

WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES AND WHAT WILL BE THE FORM OF PAYMENT?

     We are conducting the tender offer through a procedure commonly called a modified "Dutch Auction."

     This procedure allows you to select the price (in increments of $0.25) within a price range specified by us at which you are willing to sell your Shares.

     The price range for this tender offer is $30.75 to $34.50 per Share. We will select the lowest purchase price, based on the numbers of Shares tendered and the price specified by the tendering shareholders, that will allow us to purchase Shares with an aggregate purchase price of $150 million or, if a lesser number of Shares are properly tendered, we will purchase all Shares that are properly tendered and not withdrawn.

     All Shares we purchase pursuant to the tender offer will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the purchase price we determine.

     If you wish to maximize the chance that your Shares will be purchased, you should check the box of the section of the Letter of Transmittal indicating that you will accept the purchase price we determine. You should understand that this election could have the effect of decreasing the price at which we purchase tendered Shares because Shares tendered using this election will effectively be considered available for purchase at the minimum price of $30.75 per Share. You should also understand that this election could result in your Shares being purchased at the minimum tender price of $30.75 per Share.

     If your Shares are purchased in the tender offer, we will pay you the purchase price, in cash, without interest, for all your Shares that we purchase pursuant to the tender offer promptly after the expiration of the tender offer. See Sections 1 and 5.

HOW MANY SHARES WILL POLYMEDICA PURCHASE?

     We will purchase up to 4,878,048 Shares in the tender offer, representing approximately 17.4% of our outstanding Shares (excluding 3,171,758 Shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans and 180,413 Shares reserved for issuance under the Company's Employee Stock Purchase Plans), or such lesser number of Shares as are properly tendered and not withdrawn. Each Share is coupled with an associated stock purchase right that we will reacquire with the Shares we purchase. No additional consideration will be paid for the associated stock purchase rights. If more than 4,878,048 Shares are tendered, all Shares tendered at or below the purchase price will be purchased on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 Shares), which will be purchased on a priority basis, and conditional tenders whose condition was not met, which will not be purchased. We also expressly reserve the right to purchase additional Shares up to 2% of the outstanding Shares (approximately 559,274 Shares), subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of Shares being tendered. See Sections 1 and 7.

HOW WILL POLYMEDICA PAY FOR THE SHARES?

     Assuming that the maximum 4,878,048 Shares are tendered in the tender offer, the aggregate purchase price will be $150 million. We expect that expenses for the tender offer will be approximately $1 million. We anticipate that we will pay for the Shares tendered in the tender offer, including all expenses applicable to the tender offer, primarily from borrowings under our existing $195 million revolving line of credit, cash on hand, and net cash provided by operating activities. The tender offer is not subject to the availability of financing. See Section 9.

WHEN WILL POLYMEDICA PAY FOR THE SHARES I TENDER?

     We will pay the purchase price, net, in cash, without interest, for your Shares that we purchase pursuant to the tender offer promptly after the expiration of the tender offer and the acceptance of the Shares for payment. See
Section 5.

HOW LONG DO I HAVE TO TENDER MY SHARES; CAN THE TENDER OFFER BE EXTENDED OR TERMINATED?

     You may tender your Shares until the tender offer expires. The tender offer will expire on Thursday, June 23, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely they have an earlier deadline for you to tender your Shares. We may choose to extend the tender offer for any reason. See Section 14. We can terminate the tender offer under certain circumstances. See Sections 7 and 14.

HOW WILL I BE NOTIFIED IF POLYMEDICA EXTENDS OR AMENDS THE TERMS OF THE TENDER OFFER?

     We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date (as defined in Section 1). We cannot assure you that the tender offer will be extended or, if extended, for how long. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 14.

ARE THERE ANY CONDITIONS TO THE TENDER OFFER?

     Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived prior to the expiration of the tender offer, including:

      -- No changes in the general political, market, economic or financial conditions in the United States or abroad that could adversely affect our business, the trading in the shares of our common stock or the benefits of the tender offer shall have occurred during the tender offer.

      -- No legal action shall have been threatened, pending or taken, that might adversely affect the tender offer.

      -- No one shall have announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

      -- No one, to our knowledge, shall acquire or propose to acquire more than 5% of our shares of common stock.

      -- No one, to our knowledge, shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries.

      -- No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

      -- Our determination that the consummation of the tender offer and the purchase of Shares will not cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The tender offer is subject to a number of other conditions described in greater detail in Section 7.

HOW DO I TENDER MY SHARES?

     If you decide to tender your Shares, you must:

      -- Deliver your Shares by mail, physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal or an agent's message to Equiserve Trust Company, the Depositary for our tender offer, before 12:00 midnight, New York City time, on Thursday, June 23, 2005, or such later time and date to which we may extend the tender offer; or

      -- If certificates for your Shares are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure outlined in Section 3 before 12:00 midnight on Thursday, June 23, 2005, or such later time and date to which we may extend the tender offer; or

      -- If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you wish to tender your Shares.

     See Section 3 of this Offer to Purchase and the instructions to the Letter of Transmittal.

HOW DO I MAXIMIZE THE CHANCE MY SHARES WILL BE PURCHASED IN THE TENDER OFFER?

     If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered Shares because Shares tendered using this election will effectively be considered available for purchase at the minimum price of $30.75 per Share. Also, note that this election could result in your Shares being purchased at the minimum tender price of $30.75 per Share.

HOW DO HOLDERS OF VESTED STOCK OPTIONS FOR SHARES PARTICIPATE IN THE TENDER
OFFER?

     If you hold vested but unexercised stock options, you may exercise such options for cash, or if allowed by the plan and agreements under which such options were granted, by cashless exercise, in accordance with the terms of the applicable Stock Option Plans and tender the Shares received upon such exercise in accordance with the tender offer. If you choose to exercise stock options, you must do so in a manner that complies with our insider trading policy (to the extent you are subject to our insider trading policy). This means that (to the extent you are subject to our insider trading policy) you may not exercise stock options by cashless exercise prior to the close of business on May 27, 2005 or after the close of business on June 16, 2005. See instruction 17 of the Letter of Transmittal.

IN WHAT ORDER WILL YOU PURCHASE THE TENDERED SHARES?

     If the number of Shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn would have a purchase price in excess of $150 million, we will purchase such Shares (or such greater number of Shares as we may elect to purchase, such additional Shares not to exceed 2% of our outstanding Shares) on the basis set forth below:

      -- first, from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the purchase price selected by us and do not properly withdraw them before the expiration of the tender offer;

      -- second, after the Shares from the "odd lot" holders and subject to the conditional tender provisions described in Section 6, from all other shareholders who properly tender Shares at or below the purchase price selected by us, on a pro rata basis; and

      -- third, only if necessary to permit us to purchase Shares with an aggregate purchase price of $150 million (or such greater number of Shares as we may elect to purchase, such additional Shares not to exceed 2% of our outstanding Shares (approximately 559,274 Shares)), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. See Section 6.

     Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the purchase price. If fewer than 4,347,826 Shares are tendered at or below $34.50 per Share, we will purchase all such Shares that are validly tendered. See Section 1.

CAN I CHANGE MY MIND AFTER I HAVE TENDERED SHARES IN THE TENDER OFFER; CAN I WITHDRAW MY TENDER?

     You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, on Thursday, June 23, 2005, unless we extend the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, however, it is likely they have an earlier deadline for you to withdraw your Shares. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 12:00 midnight, New York City time, on Friday, July 22, 2005. See Section 4.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

     To withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

HAS THE COMPANY OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER
OFFER?

     Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which your Shares should be tendered. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

WILL THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS TENDER SHARES IN THE TENDER OFFER?

     PolyMedica's directors and executive officers have advised the Company that they will not tender Shares in the tender offer.

IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT MY SHARES?

     Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2.

FOLLOWING THE TENDER OFFER, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     The completion of the tender offer in accordance with its conditions will not cause the Company to be delisted from the Nasdaq National Market or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the tender offer that there will not be a reasonable likelihood that such purchase will cause the Shares to not continue to be eligible to be listed on the Nasdaq National Market or to not continue to be eligible for registration under the Exchange Act. See
Section 2.

WHAT IS THE RECENT MARKET PRICE FOR THE SHARES?

     On Wednesday, May 25, 2005, the last full trading day before commencement of the tender offer, the closing sale price of the Shares on the Nasdaq National Market was $30.80 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

     If you are the record owner of your Shares and you tender your Shares to us in our tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY
SHARES?

     Generally, your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. Federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. Federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits. You should consult your tax advisor as to whether the receipt of cash is treated as a sale or exchange transaction, or as a distribution in respect of stock for your particular circumstances. See Section
13. Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. Federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY SHARES?

     Generally, we will pay all stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

     If you have any questions regarding the tender offer, please contact The Altman Group, Inc., the Information Agent for the tender offer, at (800) 443-5182 (toll free), or Morgan Stanley, the Dealer Manager for the tender offer, at (866) 818-4954 (toll free). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference) contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "estimate," "believe," "expect," "intend," "may," "planned," "potential," "should," "could," "will," "would" and similar terms. These forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. These risks and uncertainties include risks related to our businesses and factors relating to the transaction discussed in this Offer to Purchase. You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except for ongoing obligations to disclose material information as required by U.S. Federal securities laws (including Rule 13e-4(d)(2) of the Exchange Act), we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements.

     In addition, please refer to our annual report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on June 14, 2004 and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2004, November 9, 2004, and February 9, 2005 as well as our other filings with the Commission on or prior to the date of this Offer to Purchase, all of which are incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business.

                                  INTRODUCTION

To the Holders of our Common Stock:

     We invite our shareholders to tender shares of our common stock, $0.01 par value per Share, including the associated stock purchase rights issued under the Rights Agreement, between PolyMedica and Equiserve Trust Company, dated September 13, 2002 (the "Shares"), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 4,878,048 Shares at a price not greater than $34.50 nor less than $30.75 per Share, net to the seller in cash, without interest.

     The tender offer will expire on Thursday, June 23, 2005, at 12:00 midnight, New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason. See Section 14.

     We will select the lowest purchase price that will allow us to purchase Shares with an aggregate purchase price of $150 million or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the tender offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

     The tender offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

     Only Shares properly tendered at prices at or below the purchase price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the purchase price may not be purchased if more than the number of Shares we seek are properly tendered. We will return Shares tendered at prices in excess of the purchase price that we determine and Shares we do not purchase because of proration or conditional tenders promptly following the expiration of the Offer. See Section 3.

     In the event that the final purchase price per Share is less than or equal to the maximum price of $34.50 and Shares with an aggregate purchase price in excess of $150 million are tendered in the Offer at or below the purchase price, we may exercise our right to purchase up to an additional 2% of our outstanding Shares (approximately 559,274 Shares), subject to certain limitations and applicable legal requirements. Such a purchase of additional Shares will not require us to extend the Offer. See Sections 1 and 14.

     Tendering shareholders whose Shares are registered in their own names and who tender directly to Equiserve Trust Company, the Depositary for the Offer will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER, HOWEVER, IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 7 OF THIS OFFER TO PURCHASE.

     Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Dealer Manager or the Information Agent is making any recommendation as to whether you should tender or refrain from tendering your Shares or at what purchase price or purchase prices you should choose to tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your Shares with your broker or other financial or tax advisor. PolyMedica's directors and executive officers have advised the Company that they will not tender Shares in the Offer.

     Section 13 of this Offer to Purchase, "United States Federal Income Tax Consequences," describes various United States Federal income tax consequences of a sale of Shares under the Offer.

     We will pay the fees and certain expenses incurred in connection with the Offer by us to Morgan Stanley, the Dealer Manager for this Offer, Equiserve Trust Company, the Depositary for this Offer, and The Altman Group, Inc., the Information Agent for this Offer. See Section 15.

     As of May 24, 2005 we had 27,963,724 issued and outstanding shares of our common stock and 3,171,758 Shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans and 180,413 Shares reserved for issuance under the Company's Employee Stock Purchase Plans. The maximum 4,878,048 Shares that we are offering to purchase hereunder represent approximately 17.4% of the Shares outstanding (excluding 3,171,758 Shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans and 180,413 Shares reserved for issuance under the Company's Employee Stock Purchase Plans)) on May 24, 2005. The Shares are listed and traded on the Nasdaq National Market under the symbol "PLMD." On May 25, 2005, the last full trading day before commencement of the Offer, the closing sale price of the Shares on the Nasdaq National Market was $30.80 per Share. Shareholders are encouraged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

     Holders of vested but unexercised options outstanding under our Stock Option Plans may exercise such options for cash, or if allowed by the plan and agreements under which such options were granted, by cashless exercise (subject to the Company's insider trading policy, if applicable), in accordance with the terms of the applicable Stock Option Plans and tender some or all of the Shares issued upon such exercise.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

                                   THE OFFER

SECTION 1.  NUMBER OF SHARES; PRORATION

     General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,878,048 shares of our common stock, or such lesser number of Shares as are properly tendered and not properly withdrawn in accordance with
Section 4, at prices not in excess of $34.50 nor less than $30.75 per Share, net to the seller in cash, without interest.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, June 23, 2005, unless and until we, in our reasonable discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the Securities and Exchange Commission (the "Commission" or the "SEC"), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares (approximately 559,274 Shares) without amending or extending the Offer. See Section 14.

     In the event of an over-subscription of the Offer as described below, Shares tendered at or below the purchase price will be subject to proration, except for "Odd Lots" (as defined herein). The proration period and withdrawal rights expire on the Expiration Date.

     If we:

      -- increase the price to be paid for Shares above $34.50 per Share or decrease the price to be paid for Shares below $30.75 per Share;

      -- increase the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares (approximately 559,274 Shares); or

      --   decrease the number of Shares being sought; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, SHARES VALIDLY TENDERED PURSUANT TO THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price or prices, not in excess of $34.50 nor less than $30.75 per Share, at which they are willing to sell their Shares to us under the Offer. Alternatively, shareholders desiring to tender Shares can choose not to specify a price and, instead, elect to tender their Shares at the purchase price ultimately paid for Shares properly tendered in the Offer, which could result in the tendering shareholder receiving a price per Share as low as $30.75. Promptly following the Expiration Date, we will, in our sole discretion, determine the purchase price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price, not in excess of $34.50 nor less than $30.75 net per Share in cash, without interest, that will enable us to purchase Shares with an aggregate purchase price of $150 million, or such lesser number of Shares as are properly tendered, under the Offer. Shares properly tendered under the Offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

     All Shares tendered and not purchased under the Offer, including Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration and conditional tender provisions will be returned to the tendering shareholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made at our expense promptly following the Expiration Date. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer.

     If the number of Shares properly tendered at or below the purchase price and not properly withdrawn would result in an aggregate purchase price of less than $150 million, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn would have a purchase price in excess of $150 million, we will purchase such Shares (or such greater number of Shares as we may elect to purchase, such additional Shares not to exceed 2% of our outstanding Shares), on the basis set forth below:

      -- First, upon the terms and subject to the conditions of the Offer, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

       (1) tenders all Shares owned beneficially of record by the Odd Lot Holder at a price at or below the purchase price selected by us (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

       (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

      -- Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below.

      -- Third, if necessary to permit us to purchase Shares with an aggregate purchase price of $150 million (or such greater number of Shares as we may elect to purchase, such additional Shares not to exceed 2% of our outstanding Shares (approximately 559,274 Shares)), Shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

     Therefore, all of the Shares that a shareholder tenders in the Offer may not be purchased even if they are tendered at prices at or below the purchase price or if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased even though those Shares were tendered at prices at or below the purchase price.

     Odd Lots. The term "Odd Lots" means all Shares tendered at prices at or below the purchase price selected by us by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the

Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of the shareholder's Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

     Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares tendered by the shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the purchase price selected by us, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately five to seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

     As described in Section 13, the number of Shares that we will purchase from a shareholder under the Offer may affect the United States Federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

SECTION 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Purpose of the Offer. Our management and Board of Directors have evaluated our current business, financial condition, capital spending and working capital needs, and growth plans, and believe that the Offer is a prudent use of our financial resources given our business profile, our assets and recent market prices for our common stock. We generate significant operating cash flow and have minimal debt. We believe that our current cash balance, operating cash flows, and our debt capacity, exceed the financial requirements of our business, including the capital requirements for providing appropriate financial flexibility for general corporate purposes and to meet our strategic goals.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism which provides all of our shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. In addition, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own Shares in this manner is an attractive use of capital and an efficient means to provide value to our shareholders. After the Offer is completed, we believe that our anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for our needs.

     NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. IN

DOING SO, SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. POLYMEDICA'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED THE COMPANY THAT THEY WILL NOT TENDER SHARES IN THE OFFER.

     Certain Effects of the Offer. The Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Offer. As of May 24, 2005, we had issued and outstanding 27,963,724 Shares. The maximum 4,878,048 Shares that we are offering to purchase pursuant to the Offer represent approximately 17.4% of the Shares outstanding as of that date.

     Based on the published guidelines of the Nasdaq National Market ("Nasdaq") and the conditions of the Offer, our purchase of 4,878,048 Shares pursuant to the Offer will not result in delisting of the remaining Shares on the Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon our having determined that the consummation of the Offer will not cause the Shares to be delisted from the Nasdaq or eligible for deregistration under the Exchange Act. See Section 7.

     Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration or conditional tenders will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of Shares. Shareholders may be able to sell non-tendered Shares in the future on the Nasdaq National Market or otherwise, at a net price significantly higher than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the purchase price paid by us in the Offer.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for purposes of the Federal Reserve Board's margin regulations.

     Shares we acquire pursuant to the Offer will be held by us as treasury shares and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the Nasdaq National Market or any other securities exchange on which the Shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the issuance of Shares purchased in this Offer.

     The Offer represents the opportunity for us to return a portion of our cash to shareholders who elect to tender their Shares. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in Nasdaq National Market transactions.

     We believe that the Offer is consistent with our long-term corporate goal of increasing shareholder value.

     From time to time we evaluate opportunities to expand our business through affiliation with other medical product, service and pharmaceutical companies or through mergers or other business combination transactions, and in that connection we engage from time to time in discussions with companies that are in those lines of business. Although we are not presently actively engaged in negotiations with respect to price or structure of any such business acquisition, we do evaluate such activities from time to time and may re-engage in such activities in the future. We also, in the ordinary course of business, periodically acquire non-material assets such as patient lists and inventory from other businesses. We anticipate that we will continue to make such acquisitions.

     From time to time we evaluate our strategic direction and how our various businesses fit within our long term strategic goals. We are currently evaluating whether our non-core businesses of manufacturing and selling over-the-counter medications for women's health conditions under our AZO brand name and a small selection of prescription urology medications should be continued in their current forms or whether they should be modified or sold. We have hired a financial advisor to assist us in evaluating the potential disposition of these businesses. We do not anticipate that our evaluation will be completed prior to expiration of the Offer.

     We are also considering strategic alternatives for our Liberty Respiratory segment, a business in which we provide prescription respiratory medications and supplies to patients suffering from chronic obstructive pulmonary disease and other breathing disorders. We are evaluating whether to continue operating the Liberty Respiratory business as we do today, whether to build our relationship with Liberty Respiratory patients by distributing oxygen in addition to our existing offerings or whether to sell the Liberty Respiratory business. We do not anticipate that our evaluation will be completed prior to expiration of the Offer, but we do anticipate concluding the evaluation process shortly following our quarter ended June 30, 2005.

     Except for the potential effects of the purchase of shares on our capital structure and indebtedness and other effects of the Offer as described in this Offer to Purchase, and except as described above, we currently have no plans, proposals, or negotiations that relate to or would result in:

      -- any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      -- any purchase, sale or transfer of a material amount of our or any of our subsidiaries' assets;

      -- any material change in our present dividend rate or policy, our indebtedness or our capitalization;

      -- any change in our present board of directors or management(other than the previously announced retirement of John K.P. Stone from our board of directors, effective as of our next annual meeting of shareholders), including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

      --   any other material change in our corporate structure or business;

      -- any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq National Market;

      -- any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

      -- the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

      -- the acquisition or disposition by any person of additional securities of us, or the disposition of our securities other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock equivalent awards granted to certain employees (including directors and officers); or

      -- any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

     Notwithstanding the foregoing, the Company reserves the right to change its plans and intentions at any time it deems appropriate.

SECTION 3.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a shareholder to make a valid tender of Shares under the Offer,

     (i) the Depositary must receive, at the address set forth on the back cover of this Offer to Purchase and prior to the Expiration Date:

      -- a Letter of Transmittal, or a facsimile thereof; properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (see "--Book-Entry Transfer" below), and any other required documents; and

      -- either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see "--Book-Entry Transfer" below); or

     (ii) the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedures we describe below.

     The valid tender of Shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (1) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER" OR (2) CHECK ONE OF THE BOXES CORRESPONDING TO THE PRICE AT WHICH SHARES ARE BEING TENDERED IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A TENDER OF SHARES WILL BE PROPER IF AND ONLY IF, ONE OF THESE BOXES IS CHECKED ON THE LETTER OF TRANSMITTAL.

     If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the price at which we purchase tendered Shares because Shares tendered using this election will effectively be considered available for purchase at the minimum price of $30.75 per Share. Also, note that this election could result in your Shares being purchased at the minimum tender price of $30.75 per Share.

     If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check a box under the section captioned "Price (in dollars) per Share at Which Shares Are Being Tendered." Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer.

     Odd Lot Holders who tender all their Shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     Optionees holding vested options to purchase Shares may exercise their options and tender the Shares received upon exercise in accordance with the instructions and procedures described in Section 3 with respect to Shares generally. The exercise of an option cannot be revoked even if the Shares received upon the exercise and tendered in the Offer are not purchased for any reason.

     Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the Shares at The Depository Trust Company (the "book-entry transfer facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the Depositary's account in accordance with the book-entry transfer facility's procedures for that transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the book-entry transfer facility, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

     The confirmation of a book-entry transfer of Shares into the Depositary's account at the book-entry transfer facility as we describe above is referred to herein as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as we describe herein, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. No signature guarantee will be required on a Letter of Transmittal for Shares tendered thereby if:

      -- the "registered holder(s)" of those Shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

      -- those Shares are tendered for the account of an "eligible institution."

     For purposes hereof, a "registered holder" of tendered Shares will include any participant in the book-entry transfer facility's system whose name appears on a security position listing as the owner of those Shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of the Securities Transfer Agent's Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act.

     If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender Shares under the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may nevertheless be effected if all of the following conditions are met:

      --   your tender is made by or through an eligible institution;

      -- a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received by the Depositary, as provided below, prior to the Expiration Date; and

      -- the Depositary receives, at the address set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered together with (1) a Letter of Transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) in the case of any book-entry transfer of the Shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under "--Book Entry Transfer" within the same three-trading day period (1) either a Letter of Transmittal, or a facsimile thereof; relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent's message, (2) a book-entry confirmation relating to that transfer and
           (3) all other required documents.

     For these purposes, a "trading day" is any day on which the Nasdaq National Market is open for business.

     A Notice of Guaranteed Delivery may be delivered to the Depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery that is to be delivered to the Depositary.

     Other Requirements. Notwithstanding any other provision hereof, payment for Shares accepted for payment under the Offer will in all cases be made only after timely receipt by the Depositary of:

      -- certificates representing, or a timely book-entry confirmation respecting, those Shares;

      -- a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent's message in lieu of a Letter of Transmittal; and

      --   any other documents the Letter of Transmittal requires.

     Accordingly, tendering shareholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their Shares are actually received by the Depositary.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

     Tendering Shareholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered ("Equivalent Securities") and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to us that

(a) such shareholder has a "net long position" in Shares or Equivalent Securities at least equal to the Shares tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our reasonable discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, Shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer or any defects or irregularities in the tender of any Shares, provided that we will not waive any condition of the Offer with respect to an individual shareholder unless we waive that condition for all shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

     Backup U.S. Federal Income Tax Withholding. Under the U.S. Federal income tax laws, payments in connection with the transaction may be subject to "backup withholding" at a rate of 28% of the gross proceeds payable to a tendering shareholder or other payee under the Offer, unless such shareholder or other payee:

      -- provides a correct taxpayer identification number ("TIN"), (i.e., employer identification number or for an individual shareholder, its social security number) to the Depositary and certifies under penalties of perjury that the number is correct; or

      -- is a corporation or comes within other exempt categories and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

     To prevent backup U.S. Federal income tax withholding on cash payable under the Offer, each shareholder that is a U.S. Holder (as described in Section 13) should provide the Depositary with his or her correct TIN and certify that he or she is not subject to backup U.S. Federal income tax withholding by completing the Internal Revenue Service ("IRS") Substitute Form W-9 included in the Letter of Transmittal. A shareholder that does not provide a correct TIN or fails to provide the certification described above may be subject to penalties imposed by the Internal Revenue Service and payment of cash to such shareholder or other payee pursuant to the Offer may be subject to backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the shareholder's U.S. Federal income tax liability if certain required information is furnished to the Internal Revenue Service. Shareholders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury regulations.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

     Withholding for non-U.S. Holders. Although a non-U.S. Holder may be exempt from U.S. Federal backup withholding, certain payments to non-U.S. Holders are subject to U.S. withholding tax at a rate of 30%. The Depositary will withhold the 30% tax from gross payments made to any non-U.S. Holder pursuant to the Offer unless the Depositary determines that a non-U.S. Holder is either entitled to a reduced withholding rate under an income tax treaty or exempt from the withholding because the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder). A non-U.S. Holder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify that fact to the Depositary by providing to the Depositary a properly executed IRS Form W-8 BEN prior to the time payment is made. To obtain an exemption from withholding based on the grounds that the gross income is effectively connected with the conduct of a trade or business within the U.S., the non-U.S. Holder must furnish the Depositary with a properly executed IRS Form W-8 ECI prior to the date of payment (such non-U.S. Holder will generally be required to file a U.S. Federal income tax return and will be subject to U.S. Federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 13 as if it were a U.S. Holder (and for certain corporate holders under certain circumstances, such holders will be subject to the branch profits tax)).

     A non-U.S. Holder may be eligible to obtain from the IRS a refund of tax withheld if the non-U.S. Holder is able to establish that no tax (or a reduced amount of tax) is due.

     Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. Federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

     Lost or Destroyed Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact Equiserve Trust Company, as transfer agent for our shares, at (877) 282-1168 for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificate may be subsequently recirculated. Shareholders are urged to contact Equiserve Trust Company immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

     WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

SECTION 4.  WITHDRAWAL RIGHTS

     Except as this Section 4 otherwise provides, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to 12:00 midnight, New York City time, on the Expiration Date. You may also withdraw your previously tendered Shares at any time after 12:00 midnight, New York City time, on Friday, July 22, 2005, unless such Shares have been accepted for payment as provided in the Offer.

     For a withdrawal to be effective, a written notice of withdrawal must:

      -- be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase; and

      -- specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

     If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for each price at which Shares have been tendered.

     If Shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and otherwise comply with the book-entry transfer facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

     We will decide, in our reasonable discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     If we extend the Offer, are delayed in our purchase of Shares, or are unable to purchase Shares under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine a single per Share purchase price that we will pay for the Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay the purchase price for (and thereby purchase) up to 4,878,048 Shares properly tendered at prices at or below the purchase price and not properly withdrawn.

     For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, Shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per Share purchase price for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

      -- certificates for Shares, or of a timely book-entry confirmation of Shares into the Depositary's account at the book-entry transfer facility,

      -- a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), or, in the case of a book-entry transfer, an agent's message, and

      --   any other required documents.

     We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

     In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until approximately five to seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the purchase price and Shares not purchased due to proration or conditional tender will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT. IN ADDITION, IF CERTAIN EVENTS OCCUR, WE MAY NOT BE OBLIGATED TO PURCHASE SHARES PURSUANT TO THE OFFER. SEE SECTION 7.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF FOREIGN SHAREHOLDERS, THE APPROPRIATE FORM W-8) MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES SHAREHOLDERS.

SECTION 6.  CONDITIONAL TENDER OF SHARES

     Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, Shares tendered at or below the purchase price prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum number of Shares that must be purchased if any are to be purchased. We recommend that each shareholder consult with his or her own financial or tax advisors.

     After the Offer expires, if the number of Shares properly tendered at prices at or below the purchase price selected by us and not properly withdrawn would have an aggregate purchase price in excess of $150 million, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense.

     After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below the number that would yield an aggregate purchase price of $150 million (or such greater number of Shares as we may elect to purchase, such additional Shares not to exceed 2% of our outstanding Shares (approximately 559,274 Shares)) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase that number of Shares that would yield an aggregate purchase price of $150 million (or such greater number of Shares as we may elect to purchase). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

SECTION 7.  CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) of the Exchange Act, if at any time on or after May 26, 2005, and prior to the Expiration Date any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the
Offer:

      -- there shall have occurred (i) any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, might adversely affect, the extension of credit by banks or other financial institutions, (iii) a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor, (iv) the commencement or escalation of a war, major armed hostilities or other similar national or international calamity directly or indirectly involving the United States if the effect of such commencement, escalation or calamity would have a material adverse effect on the Company that makes it impractical or inadvisable to proceed with completion of the Offer, (v) any decrease of more than 10%, measured from the close of trading on May 25, 2005 (the last trading day prior to the commencement of the Offer), in the market price for the Shares or in the New York Stock Exchange Index, Nasdaq Composite Index, Dow Jones Industrial Average or the S&P 500 Composite Index, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

      -- any change (or condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of our operations or prospects or that of any of our subsidiaries or affiliates that, in our reasonable judgment, does or may have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the Shares;

      -- legislation amending the Internal Revenue Code of 1986, as amended (the "Code") has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

      -- there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which (i) challenges or seeks to challenge, restrain or prohibit the making of the Offer, the acquisition by us of the Shares, or any other matter directly or indirectly relating to the Offer, or seeks to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer,
           (ii) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares,
           (iii) seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Shares, (iv) or might prohibit, restrict or delay the consummation of the Offer, (v) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of our operations or prospects that of any of our subsidiaries or affiliates taken as a whole, or (vi) otherwise directly or indirectly relates to the Offer or which otherwise, in our reasonable judgment, might adversely affect us or any of our subsidiaries or affiliates or the value of the Shares;

      -- any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment, (i) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder, (ii) would or might prohibit, restrict or delay consummation of the Offer, or (iii) otherwise could materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates;

      -- a tender or exchange offer for any or all of our outstanding Shares (other than this Offer) has been announced or made by any person or has been publicly disclosed, or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

      --   we learn that:

       (1) any entity, "group" (as that term is used in Section l3(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule l3G filed with the SEC on or before May 26, 2005); or

       (2) any entity, group or person who has filed a Schedule 13D or Schedule l3G with the SEC on or before May 26, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares of common stock;

      -- any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

      -- any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

      -- we determine that the consummation of the Offer and the purchase of the Shares may cause our common stock to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the Offer. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

SECTION 8.  PRICE RANGE OF THE SHARES; DIVIDENDS

     Price Range of the Shares. Our Shares are traded on the Nasdaq National Market under the symbol "PLMD." The following table sets forth, for each of the periods indicated, the high and low sales prices per Share as reported by the Nasdaq National Market based on published financial sources.

                                                               HIGH     LOW
                                                              ------   ------
Year Ended March 31, 2004:
  First Quarter.............................................   23.83    14.65
  Second Quarter............................................   28.83    17.80
  Third Quarter.............................................   32.21    21.77
  Fourth Quarter............................................   28.07    24.00
Year Ended March 31, 2005:
  First Quarter.............................................   31.70    26.41
  Second Quarter............................................   31.58    26.72
  Third Quarter.............................................   37.87    30.78
  Fourth Quarter............................................   37.99    31.25
Year Ending March 31, 2006:
  First Quarter (through May 25, 2005)......................   32.96    29.82

     On May 25, 2005, which was the last full trading day before commencement of the Offer, the closing sale price of the Shares reported by the Nasdaq National Market was $30.80 per Share. WE ENCOURAGE SHAREHOLDERS TO OBTAIN A CURRENT MARKET PRICE FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE OR PURCHASE PRICES TO TENDER THEIR SHARES.

     Dividends. There were approximately 700 shareholders of record as of May 24, 2005. During the fiscal years ending March 31, 2005, 2004 and 2003, we paid dividends as follows:

                                      DIVIDEND/   OUTSTANDING   TOTAL PAYMENT
   RECORD DATE       PAYMENT DATE       SHARE       SHARES       (MILLIONS)
   -----------       ------------     ---------   -----------   -------------
February 3, 2003   February 13, 2003   $0.125     24,706,240        $3.09
May 5, 2003        May 15, 2003        $0.125     24,579,436        $3.07
August 5, 2003     August 15, 2003     $0.125     24,785,074        $3.10
November 5, 2003   November 17, 2003   $0.15      25,575,878        $3.84
February 5, 2004   February 16, 2004   $0.15      25,922,052        $3.89
May 5, 2004        May 17, 2004        $0.15      26,768,918        $4.01
August 5, 2004     August 16, 2004     $0.15      27,278,467        $4.09
November 5, 2004   November 15, 2004   $0.15      27,375,292        $4.11
February 4, 2005   February 15, 2005   $0.15      27,739,178        $4.16
May 5, 2005        May 16, 2005        $0.15      27,963,215        $4.19

     Our current intention is to pay a cash dividend on a quarterly basis for the foreseeable future. Dividend amounts set forth herein have been adjusted to reflect our two-for-one stock split effective September 29, 2003.

SECTION 9.  SOURCE AND AMOUNT OF FUNDS

     Assuming that 4,878,048 Shares are tendered in the Offer at a price between $30.75 and $34.50 per Share, the aggregate purchase price will be $150 million and the number of Shares purchased will be the number obtained by dividing $150 million by the purchase price per Share. We expect that expenses for the Offer will be approximately $1 million.

     We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer, and to pay related expenses, primarily from borrowings under our existing $195 million revolving line of credit, cash on hand, and net cash provided by operating activities.

     The revolving line of credit, which is pursuant to a credit agreement with the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, dated as of April 12, 2005, as amended May 24, 2005 provides for borrowings of up to $195 million. The revolving credit facility bears interest at LIBOR plus a spread of 75 to 125 basis points based on the Company's consolidated leverage ratio. Borrowings under this line of credit may be used to repurchase Shares of the Company's outstanding common stock under certain repurchase programs as well as to fund working capital, capital expenditures and other general corporate borrowing purposes of the Company, including permitted acquisitions. The maturity date of the credit agreement is April 11, 2010. There were no outstanding borrowings under this line of credit as of May 26, 2005. The credit agreement contains certain financial covenants, including but not limited to minimum net worth requirements and consolidated coverage and leverage ratios, and also contains certain affirmative and negative covenants. As of May 26, 2005, the Company was in compliance with these covenants. We anticipate that any amounts borrowed under the line of credit will be repaid from funds generated by Company operations.

     The Offer is not subject to the receipt of financing, and we do not have any alternative financing arrangement or alternative financing plans.

SECTION 10.  CERTAIN INFORMATION CONCERNING POLYMEDICA

     General. PolyMedica Corporation was organized in 1988 and has been in the medical product and pharmaceutical businesses for over 15 years. Today, through our primary segment, Liberty Diabetes, we are a leading provider of direct-to-consumer diabetes testing supplies, primarily to Medicare-eligible seniors. We provide a simple and reliable way for our patients to obtain their supplies and medications. We communicate directly with our patients and their physicians on a regular basis and we bill Medicare and third-party insurers on behalf of our patients. Through our Liberty Respiratory segment, we provide direct-to-consumer respiratory medications, primarily to Medicare-eligible seniors. Through our Pharmaceuticals segment, we sell prescription medications directly to existing Liberty Diabetes and Liberty Respiratory patients and their spouses, and we also manufacture and sell prescription and over-the-counter urology products to distributors and retailers.

     We market our medical products directly to consumers primarily through targeted television advertisements. Our patient service representatives in Port St. Lucie, Florida, are specifically trained in selling to seniors and helping them to better follow their doctors' orders and manage their chronic disease. Our diabetes and respiratory platforms enable us to efficiently collect and process required documents from physicians and customers and to bill and collect amounts due from Medicare, other third party payers and directly from our patients. We believe that our proactive approach to diabetes management helps reduce the long-term complications and cost of the disease. Our innovative and effective means of servicing these patients has resulted in strong brand recognition of our Liberty name, a loyal patient base and significant revenue growth since our acquisition of Liberty Medical Supply, Inc. in 1996.

     Our executive offices are located at 11 State Street, Woburn, Massachusetts 01801. Our telephone number is (781) 933-2020.

     Historical Condensed Financial Information. Set forth below is condensed consolidated historical financial information of the Company and its subsidiaries. The historical financial information for the fiscal years ended March 31, 2004 and March 31, 2003 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 (the "Company's 2004 Annual Report"), and other information contained in the Company's 2004 Annual Report. The historical financial information for the nine months ended December 31, 2004 was derived from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended December 31, 2004 (the "Company's Third Quarter 2005 Quarterly Report").

     More comprehensive financial information is included in such reports and the financial information which follows is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under "Where You Can Find More Information."

                                           HISTORICAL CONDENSED FINANCIAL INFORMATION
                                    ---------------------------------------------------------
                                    NINE MONTHS ENDED   FISCAL YEAR ENDED   FISCAL YEAR ENDED
                                    DECEMBER 31, 2004    MARCH 31, 2004      MARCH 31, 2003
                                    -----------------   -----------------   -----------------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenues....................      $336,682            $419,694            $356,185
  Gross margin....................       202,509             262,832             229,341
  Income from operations..........        31,402              60,405              65,455
  Net income......................        20,723              37,932              25,632
  Diluted earnings per share......      $   0.74            $   1.45            $   1.02
  Weighted average shares,
     diluted......................        27,841              26,201              25,092
  Ratio of earnings to fixed
     charges......................         456.5               793.0               450.0

                      CONDENSED BALANCE SHEET INFORMATION

                                                               DECEMBER 31, 2004
                                                               -----------------
                                                                (IN THOUSANDS,
                                                               EXCEPT PER SHARE
                                                                   AMOUNTS)
BALANCE SHEET DATA:
  Cash, equivalents and marketable securities...............       $ 67,171
  Total current assets......................................        191,468
  Total assets..............................................        339,769
  Total current liabilities.................................         30,819
  Total debt and obligations................................          1,920
  Total liabilities.........................................         56,799
  Shareholders' equity......................................        282,970
  Book value per share......................................       $  10.20

     Pro Forma Financial Information. Set forth below is condensed unaudited pro forma consolidated financial information for the Company and its subsidiaries based on historical information which has been adjusted to reflect the Offer.

     The Pro Forma Condensed Financial Information for the fiscal year ended March 31, 2004 and the nine months ended December 31, 2004 gives effect to the Offer as if it occurred on April 1, 2003. The Pro Forma Condensed Balance Sheet Information as of December 31, 2004 gives effect to the Offer as if it occurred on December 31, 2004. The following pro forma financial information gives effect to the Offer for the purchase of

4.598 million shares at $32.625 per share, the midpoint of the range of potential purchase prices in the Offer. The assumptions on which the pro forma financial information is based are further described in the notes thereto. The pro forma information is intended for informational purposes only and does not purport to be indicative of the results which would actually have been achieved if the Offer had been completed as of such dates or which may be achieved in the future. The pro forma financial information should be read in conjunction with the accompanying notes thereto and the consolidated financial statements and related notes set forth in the Company's 2004 Annual Report and the Company's Third Quarter 2005 Quarterly Report, as well as the condensed historical financial information set forth above.

                                           PRO FORMA CONDENSED FINANCIAL INFORMATION
                                    -------------------------------------------------------
                                     HISTORICAL NINE                       PRO FORMA NINE
                                      MONTHS ENDED         PRO FORMA        MONTHS ENDED
                                    DECEMBER 31, 2004   ADJUSTMENTS (1)   DECEMBER 31, 2004
                                    -----------------   ---------------   -----------------
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenues....................      $336,682            $    --           $336,682
  Gross margin....................       202,509                 --            202,509
  Income from operations..........        31,402                 --             31,402
  Net income......................        20,723             (1,895)(2)         18,828
  Diluted earnings per share......      $   0.74            $  0.07           $   0.81
  Weighted average shares,
     diluted......................        27,841             (4,598)(3)         23,243
  Ratio of earnings to fixed
     charges......................         456.5                 --               13.1

------------

(1) The pro forma adjustments assume that the tender offer occurred as of April 1, 2003.
(2) Reflects the assumed reduction in investment income of $662,000 as a result of a $63 million reduction in cash, equivalents and marketable securities from April 1, 2003 at an interest rate of 1.4%. In addition, the reduction in net income reflects the assumed borrowing of $90 million at an interest rate of 3.5%. The reduction of interest income and increase in interest expense was adjusted for the tax effects at a rate of 37.2% for the period presented.
(3) Reflects the reduction in weighted average shares outstanding assuming the payment of $150 million for common shares at $32.625 per share, the midpoint of the range of potential purchase prices in the tender offer.

                                               PRO FORMA CONDENSED FINANCIAL INFORMATION
                                        -------------------------------------------------------
                                        HISTORICAL FISCAL                     PRO FORMA FISCAL
                                           YEAR ENDED          PRO FORMA         YEAR ENDED
                                         MARCH 31, 2004     ADJUSTMENTS (1)    MARCH 31, 2004
                                        -----------------   ---------------   -----------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net revenues........................      $419,694            $    --           $419,694
  Gross margin........................       262,832                 --            262,832
  Income from operations..............        60,405                 --             60,405
  Net income..........................        37,932             (1,912)(2)         36,020
  Diluted earnings per share..........      $   1.45            $  0.22           $   1.67
  Weighted average shares, diluted....        26,201             (4,598)(3)         21,603
  Ratio of earnings to fixed
     charges..........................         793.0                 --               24.8

---------------

(1) The pro forma adjustments assume that the tender offer occurred as of April 1, 2003.
(2) Reflects the assumed reduction in investment income of $720,000 as a result of a $60 million reduction in cash, equivalents and marketable securities at an interest rate of 1.2%. In addition, the reduction in net income reflects the assumed borrowing of $90 million at an interest rate of 2.6%. The reduction of interest income and increase in interest expense was adjusted for the tax effects at a rate of 37.8% for the period presented.
(3) Reflects the reduction in weighted average shares outstanding assuming the payment of $150 million for common shares at $32.625 per share, the midpoint of the range of potential purchase prices in the tender offer.

                                           PRO FORMA CONDENSED BALANCE SHEET INFORMATION
                                       ------------------------------------------------------
                                          HISTORICAL         PRO FORMA          PRO FORMA
                                       DECEMBER 31, 2004   ADJUSTMENTS(1)   DECEMBER 31, 2004
                                       -----------------   --------------   -----------------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Cash, equivalents and marketable
     securities......................      $ 67,171          $ (60,000)         $  7,171
  Total current assets...............       191,468            (60,000)          131,468
  Total assets.......................       339,769            (60,000)          279,769
  Total current liabilities..........        30,819                 --            30,819
  Total debt and obligations.........         1,920             90,000            91,920
  Total liabilities..................        56,799             90,000          $146,799
  Shareholders' equity...............      $282,970          $(150,000)         $132,970
  Book value per share...............      $  10.20                 --          $   5.67

------------

(1) The decrease in cash reflects the use of $60 million to purchase the shares as of December 31, 2004. The increase in debt reflects the use of $90 million to purchase the shares. The decrease in shareholders' equity reflects the purchase of the shares in connection with the tender offer as of December 31, 2004.

     March 31, 2005 Financial Information. On May 25, 2005, we issued a press release announcing our preliminary, unaudited fourth quarter and preliminary, unaudited full fiscal year 2005 financial results as follows:

  FOURTH QUARTER RESULTS.

     Net revenues for the quarter ended March 31, 2005 were $114.8 million, compared to $109.1 million for the quarter ended March 31, 2004. Net income for the quarter was $11.7 million, or $0.41 per diluted share, compared to $12.6 million, or $0.47 per diluted share, for the prior fiscal year's fourth quarter. The reductions in reimbursement rates for respiratory medications and diabetes testing supplies that took effect on January 1, 2005 had the effect of reducing net revenues, net income and diluted earnings per share in the March 2005 quarter by approximately $5.8 million, $3.7 million and $0.13, respectively.

  FULL YEAR RESULTS.

     Net revenues for the fiscal year ended March 31, 2005 were $451.5 million, a 7.6% increase compared to the $419.7 million in revenues recorded in the prior fiscal year. Net income for the fiscal year ended March 31, 2005 was $32.4 million, or $1.16 per diluted share, compared to $37.9 million, or $1.45 per diluted share, for fiscal 2004. As previously announced, in the fiscal year ended March 31, 2005, the Company recorded a charge of $30.0 million, or $0.66 per diluted share, to settle the civil investigation into the Company by the Department of Justice and the Office of Inspector General. In the fiscal year ended March 31, 2004, the Company recorded a $3.1 million reduction of net revenues, or $0.07 per diluted share, to establish additional reserves for overpayments by Medicare, as well as an impairment charge to SG&A of $14.4 million, or $0.34 per diluted share, to write down the carrying cost of the Company's Respiratory direct-response advertising asset to net realizable value.

     Cash flow from operations in fiscal 2005 was $33.2 million, compared to $53.2 million in the prior year, with fiscal 2005 reflecting the settlement payment made by the Company in the December quarter.

     Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

     These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We hereby incorporate by reference the following documents which contain important information about us:

           SEC FILINGS                  PERIOD OR DATE FILED
           -----------                  --------------------
  Annual Report on Form 10-K      Year ended March 31, 2004

  Quarterly Reports on Form 10-Q  Quarter ended June 30, 2004
                                  Quarter ended September 30, 2004
                                  Quarter ended December 31, 2004

  Current Reports on Form 8-K     October 1, 2004
                                  October 26, 2004
                                  November 5, 2004
                                  November 9, 2004
                                  December 17, 2004
                                  February 14, 2005
                                  March 23, 2005
                                  March 29, 2005
                                  April 18, 2005
                                  May 20, 2005
                                  May 25, 2005

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference in this Offer to Purchase are also available from us without charge, excluding any exhibits to those documents, by requesting them in writing or calling Devin J. Anderson, our Secretary, at 11 State Street, Woburn, Massachusetts 01801, telephone: (781) 933-2020. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at http://www.polymedica.com. The information on, or that can be accessed through, our website is not incorporated by reference herein and is not part of the Offer.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     As of May 24, 2005 we had 27,963,724 issued and outstanding shares of our common stock and 3,171,758 Shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans and 180,413 Shares reserved for issuance under the Company's Employee Stock Purchase Plans. The maximum 4,878,048 Shares that we are offering to purchase hereunder represent approximately 17.4% of the Shares outstanding (excluding 3,171,758 Shares reserved for issuance upon exercise of outstanding options under the Stock Option Plans and 180,413 Shares reserved for issuance under the Company's Employee Stock Purchase Plans) on May 24, 2005.

     The following table shows the Share ownership of all current directors and executive officers as a group as of May 24, 2005. The business address of each of our directors and executive officers is 11 State Street, Woburn, Massachusetts 01801.

                                     AGGREGATE NUMBER OF                   AGGREGATE NUMBER OF
                                     SHARES BENEFICIALLY   PERCENTAGE OF   SHARES EXPECTED TO
               NAME                       OWNED(1)           CLASS(2)          BE TENDERED
               ----                  -------------------   -------------   -------------------
Samuel L. Shanaman(3)..............         206,443               *                  --
Marcia J. Hooper(4)................         152,576               *                  --
Stephen C. Farrell(5)..............         114,624               *                  --
Daniel S. Bernstein(6).............          93,018               *                  --
Frank W. LoGerfo, M.D.(7)..........          91,000               *                  --
Walter R. Maupay, Jr.(8)...........          75,640               *                  --
Edward A. Burkhardt(9).............          40,000               *                  --
John K.P. Stone, III(10)...........          23,436               *                  --
William B. Eck(11).................          18,750               *                  --
Thomas O. Pyle(12).................          15,500               *                  --
William Van Faasen(13).............           4,000               *                  --
Patrick T. Ryan....................          15,000               *                  --
Keith W. Jones.....................              --               *                  --
All current directors and executive
  officers as a group (13
  persons)(14).....................         849,987             3.0%                 --

------------

  *  less than 1%.

 (1) Except as otherwise indicated, all Shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, Shares subject to presently exercisable options.

 (2) The percentage shown for each beneficial owner is calculated based upon the outstanding shares of our common stock, including shares of common stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

 (3) Includes 680 shares held by Mr. Shanaman's spouse and 165,000 shares issuable upon exercise of outstanding stock options held by Mr. Shanaman that are exercisable within 60 days after May 24, 2005.

 (4) Includes 135,250 shares issuable upon exercise of outstanding stock options held by Ms. Hooper that are exercisable within 60 days after May 24, 2005.

 (5) Includes 100,185 shares issuable upon exercise of outstanding stock options held by Mr. Farrell that are exercisable within 60 days after May 24, 2005.

 (6) Includes 83,500 shares issuable upon exercise of outstanding stock options held by Dr. Bernstein that are exercisable within 60 days after May 24, 2005.

 (7) Includes 87,000 shares issuable upon exercise of outstanding stock options held by Dr. LoGerfo that are exercisable within 60 days after May 24, 2005.

 (8) Includes 490 shares held by Mr. Maupay's spouse and 40,000 shares issuable upon exercise of outstanding stock options held by Mr. Maupay that are exercisable within 60 days after May 24, 2005.

 (9) Includes 35,000 shares issuable upon exercise of outstanding stock options held by Mr. Burkhardt that are exercisable within 60 days after May 24, 2005.

(10) Includes 23,436 shares issuable upon exercise of outstanding stock options held by Mr. Stone that are exercisable within 60 days after May 24, 2005.

(11) Includes 18,750 shares issuable upon exercise of outstanding stock options held by Mr. Eck that are exercisable within 60 days after May 24, 2005.

(12) Includes 14,000 shares issuable upon exercise of outstanding stock options held by Mr. Pyle that are exercisable within 60 days after May 24, 2005.

(13) Includes 4,000 shares issuable upon exercise of outstanding stock options held by Mr. Van Faasen that are exercisable within 60 days after May 24, 2005.

(14) Includes 706,121 shares issuable upon exercise of outstanding stock options that are exercisable within 60 days after May 24, 2005.

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

     PolyMedica's directors and executive officers have advised the Company that they will not tender Shares in the Offer.

     Certain Transactions. Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors, executive officers or controlling persons, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving shares of our outstanding common stock during the 60 days prior to the date of this Offer to Purchase, except for (1) on April 1, 2005, Frank W. LoGerfo, M.D. exercised options and acquired 1,000 Shares at a price of $6.75 per Share and sold such Shares at a price of $31.54 per Share, which sale was effected by a broker transaction pursuant to instructions set forth in a Rule 10b5-1 trading plan adopted by Dr. LoGerfo; (2) on April 14, 2005, Daniel S. Bernstein, M.D. exercised options and acquired 500 Shares at a price of $13.4688 per Share and sold such Shares at a price of $30.50 per Share, which sale was effected by a broker transaction pursuant to instructions set forth in a Rule 10b5-1 trading plan adopted by Dr. Bernstein;
(3) on May 2, 2005, Dr. LoGerfo exercised options and acquired 1,000 Shares at a price of $6.75 per Share and sold such Shares at a price of $31.07 per Share, which sale was effected by a broker transaction pursuant to instructions set forth in a Rule 10b5-1 trading plan adopted by Dr. LoGerfo; (4) on May 16, 2005, Dr. Bernstein exercised options and acquired 500 Shares at a price of $13.4688 per Share and sold such Shares at a price of $31.33 per Share, which sale was effected by a broker transaction pursuant to instructions set forth in a Rule 10b5-1 trading plan adopted by Dr. Bernstein; and (5) on May 16, 2005, William
C. Van Faasen was granted options to purchase 4,000 shares of our common stock at an excersise price of $31.20 per share.

     Stock Incentive Plans. Our 2000 Plan, authorizes the grant of incentive and non-qualified stock options to our employees, officers, directors, consultants and advisors. The 2000 Plan currently allows for the granting of a maximum of 6,400,000 shares of our common stock (adjusted for stock splits and dividends).

     Options issued under the 2000 Plan are generally granted with ten-year lives subject to Board approval and vest over periods ranging from one to four years. Options must have an exercise price at least equal to the fair market value on the date of grant. Options are generally not transferable and are exercisable in accordance with vesting schedules established by our Board of Directors upon recommendation by the Compensation Committee (the "Committee") of the Board of Directors. The Board of Directors establishes the terms and conditions for each option granted to a recipient, and sets forth in the option agreement, the effect of the termination of service on the rights and benefits thereunder. The 2000 Plan contains certain provisions protecting the rights of recipients in the event of certain "acquisition events" (as defined in the 2000
Plan).

     As of May 24, 2005, there were 3,171,758 Shares subject to options issued and outstanding under the 2000 Plan and 783,613 Shares were available for issuance (as adjusted for stock splits and dividends).

     We also have 144,234 Shares subject to options issued and outstanding granted under Stock Option Plans other than the 2000 Plan.

     Employee Stock Purchase Plan. Under the Company's 1992 and 2001 Employee Stock Purchase Plans (the "ESPP Plans"), an aggregate of 563,944 Shares were made available for purchase by employees upon exercise of options granted semi-annually. All employees who have been employed by the Company for six months or more prior to the beginning of an option period are eligible to enroll in the ESPP Plans. The options are exercisable immediately after grant, at the lower of 85% of the fair market value of the Shares at the beginning or the end of the six-month accumulation period. Amounts are accumulated through payroll deductions ranging from 1% to 10% of each participating employee's compensation, as defined in the ESPP Plans, but in no event more than $12,500 during any six-month option period.

     Employment Agreements and Executive Retention Agreements. We are party to employment agreements with Messrs. Ryan, Jones, Eck and Farrell and other officers of the Company. The employment agreements with Messrs. Ryan, Jones, Eck and Farrell allow the issuance to such officers of stock options to purchase our common stock, and the agreements with Messrs. Ryan, Jones and Eck specifically provide for grants of stock options with four-year vesting periods to such employees. We are also party to executive retention agreements with Messrs. Ryan, Jones, Eck and Farrell. Pursuant to the terms of the executive

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

retention agreements, upon the occurrence of a change in control of the Company, all outstanding stock options held by Messrs. Ryan, Jones, Eck and Farrell shall become exercisable in full and all restricted stock held by such individuals shall become fully vested and no longer subject to a right of repurchase by the Company. The executive retention agreements also provide certain other compensation benefits to Messrs. Ryan, Jones, Eck and Farrell in the event any of the respective officers' employment is terminated by us without cause or by the officer for good reason within 24 months following such change in control (or in anticipation of a change in control).

     Rights Agreement. We entered into a Rights Agreement with Equiserve Trust Company, dated September 13, 2002 (the "Rights Agreement"). Pursuant to the Rights Agreement, each share of our common stock outstanding prior to certain triggering events in which a person or group of affiliated or associated persons acquire beneficial ownership of 20% of more of the outstanding shares of our common stock (except for certain shares held by such acquiring person or person) is granted a right to purchase certain of our other securities (the "Rights"). The Rights are intended to protect the shareholders of the Company in the event of an unfair or coercive offer to acquire the Company and to provide our Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and our shareholders, as determined by a majority of our Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board. The description above of the stock purchase rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the SEC as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on September 16, 2002.

     Other Agreements. Except as otherwise described in this Offer to Purchase (including the SEC filings incorporated by reference herein) or as described in our most recent proxy statement, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See Section 10 and Section 14.

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

SECTION 13.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. Federal income tax consequences relating to the Offer to shareholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer should not incur any U.S. Federal income tax liability as a result of the completion of the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only Shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, brokers, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, employee benefits plans, persons who are subject to alternative minimum tax, certain expatriates, persons who hold Shares as a position in a "straddle" or as a part of a "hedging," "conversion," or "constructive sale" transaction for U.S. Federal income tax purposes or other integrated investments, persons that have a functional currency other than the United States dollar, or persons who received their Shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "U.S. Holders" (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Shares that is, for U.S. Federal income tax purposes:

      --   a citizen or resident of the United States;

      -- a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

      -- an estate, the income of which is includible in gross income for U.S. Federal income tax purposes regardless of its source; or

      -- a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions, or certain other trusts that have a valid election in effect under applicable regulations to be treated as U.S. person for Federal income tax purposes.

     If a partnership or other entity treated as partnership or flow-through entity for U.S. Federal income tax purposes, holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

     A "non-U.S. Holder" is a beneficial owner of Shares other than a U.S.
Holder.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE TAX LAW CHANGES.

     Characterization of the Purchase. The purchase of Shares by us under the Offer will be a taxable transaction for U.S. Federal income tax purposes. In general, for U.S. Federal income tax purposes, a shareholder will treat such a sale of Shares pursuant to the Offer as either a "sale or exchange" or as a distribution in respect of his stock.

     Under Section 302 of the Code, a U.S. Holder whose Shares are purchased by us under the Offer will be treated as having sold or exchanged its Shares, and thus will recognize capital gain or loss if the purchase:

      -- results in a "complete termination" of the U.S. Holder's equity interest in us;

      -- results in a "substantially disproportionate" redemption with respect to the U.S. Holder; or

      -- is "not essentially equivalent to a dividend" with respect to the U.S. Holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a U.S. Holder satisfies any of the Section 302 tests explained below, the U.S. Holder will be treated as if it sold its Shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under the Offer and the U.S. Holder's adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will be considered a long-term capital gain or loss if the U.S. Holder's holding period for the Shares that were sold exceeds one year as of the date of purchase by us under the Offer. Currently, long-term capital gain of non-corporate shareholders is generally taxable at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses by U.S. Holders. Gain or loss must be determined separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that is purchased by us from a U.S. Holder under the Offer. A U.S. Holder may be able to designate, generally through its broker, which blocks of Shares it wishes to tender under the Offer if less than all of its Shares are tendered under the Offer, and the order in which different blocks will be purchased by us in the event of proration under the Offer. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a U.S. Holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. Holder's Shares by us under the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the amount received by the U.S. Holder with respect to the purchase of its Shares by us under the Offer will be treated as a distribution with respect to the U.S. Holder Shares in an amount equal to the cash received by the U.S. Holder with respect to the tendered Shares. The distribution will be treated as a dividend under Section 301 of the Code, to the extent of our current and accumulated "earnings and profits" within the meaning of the Code. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. Federal income tax at a current maximum rate of 15% on dividends deemed received. To the extent the amount of such distribution exceeds our current and accumulated "earnings and profits," the excess first will be treated as a tax-free return of capital that will reduce the U.S. Holder's adjusted tax basis in all of its Shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. Holder's Shares by us under the Offer is treated as a distribution with respect to the U.S. Holder's tendered Shares, the U.S. Holder's adjusted tax basis (after adjustment as described in the previous sentence) in the tendered Shares generally will be transferred and added to the U.S. Holder's basis in any Shares retained by the U.S. Holder subject to, in the case of corporate shareholders, reduction of basis or possible gain recognition under Section 1059 of the Code in an amount equal to the non-taxed portion of the dividend. A dividend received by a corporate U.S. Holder, as explained below, may be eligible for the dividends received deduction and subject to the "extraordinary dividend" provisions of
Section 1059 of the Code.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, U.S. Holders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities (such as corporations, partnerships, trusts and estates) in which the shareholder, certain members of the shareholder's family or a related entity has an interest, as well as Shares that the U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a convertible security. Due to the factual nature of the Section 302 tests explained below, U.S. Holders should consult their tax advisors to determine whether the purchase of their Shares under the Offer qualifies for sale or exchange treatment in their particular circumstances.

     We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders under the Offer will cause us to accept fewer Shares than are tendered. Therefore, no assurance can be given that a U.S. Holder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange or as a distribution in respect of stock from us.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of Shares by us under the Offer to be treated as a "sale or exchange" for U.S. Federal income tax purposes:

      -- Complete Termination Test. The purchase of a U.S. Holder's Shares by us under the Offer will result in a "complete termination" of the U.S. Holder's equity interest in us if (a) all of the Shares that are actually owned by the U.S. Holder are sold under the Offer, and (b) all of the Shares that are constructively owned by the U.S. Holder, if any, are sold under the Offer or, with respect to constructively owned Shares that are owned by certain related individuals, the U.S. Holder has effectively waived, in accordance with Section 302(c) of the Code, constructive ownership of all such Shares. U.S. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

      -- Substantially Disproportionate Test. The purchase of a U.S. Holder's Shares by us under the Offer will result in a "substantially disproportionate" redemption with respect to the U.S. Holder if, among other things, (a) immediately after the sale pursuant to our Offer the percentage of the then outstanding voting stock actually and constructively owned by the U.S. Holder is less than 80% of the percentage of voting stock actually and constructively owned by the U.S. Holder immediately before the purchase (treating as outstanding all Shares purchased under the Offer); and (b) immediately following the exchange the U.S. Holder actually and constructively owns less than 50% of our total combined voting power.

      -- Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. Holder's Shares by us under the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the U.S. Holder's proportionate interest in us (taking into account the rules of constructive ownership) as a result of the purchase constitutes a "meaningful reduction." Whether the sale by the U.S. Holder pursuant to the Offer will result in a "meaningful reduction" of the shareholder's proportionate interest will depend on the U.S. Holder's particular facts and circumstances. The determination of whether the receipt of cash by a shareholder who sells Shares under the Offer will be "not essentially equivalent to a dividend" is independent of whether or not we have current or accumulated "earnings and profits." The Internal Revenue Service has indicated in a published revenue ruling, under the particular facts of the ruling, that even a small reduction in the percentage interest of a shareholder (a 3.3% reduction in a minority shareholder interest under the particular facts of the ruling) whose relative stock interest in a publicly held corporation is minimal (ownership of substantially less than 1% under the particular facts of the ruling) and who exercises no control over corporate affairs should constitute a "meaningful reduction." U.S. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Shareholder Dividend Treatment. If a corporate U.S. Holder does not satisfy any of the Section 302 tests described above and we have current or accumulated "earnings and profits," such corporate U.S. Holder may, to the extent that any amounts received by it under the Offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. Holder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate U.S. Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Non-U.S. Holders. The following general discussion applies to shareholders who are non-U.S. Holders.

     If the purchase of Shares by us under the Offer is characterized as a sale or exchange (as opposed to a dividend) with respect to a non-U.S. Holder, the holder generally will not be subject to U.S. Federal income tax on gain realized on the disposition of Shares in the Offer, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to such sale or exchange, unless:

      -- the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise; or

      -- we are or have been a "U.S. real property holding corporation" and certain other requirements are met. We do not believe that we currently are or have been a "U.S. real property holding corporation."

     An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. Federal income tax purposes, should consult his or her own tax advisor regarding the U.S. Federal income tax consequences of participating in the Offer.

     If the purchase of Shares by us under the Offer is characterized as a dividend with respect to a non-U.S. Holder, the payment in exchange for our common stock will be subject to a U.S. Federal withholding tax at a 30% rate. The rate may be lowered by an applicable tax treaty or eligible for an exemption. See the Section 3.

     Backup Withholding. See Section 3 with respect to the application of backup U.S. Federal income tax withholding.

     Withholding for Non-U.S. Holders. See Section 3 with respect to the application of U.S. Federal income tax withholding and for details on how to claim an exemption from withholding or to claim the benefits of an applicable tax treaty.

     THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. WE ENCOURAGE SHAREHOLDERS TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SECTION 14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     We expressly reserve the right, in our reasonable discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our reasonable discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time may be effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change.

     If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares being sought in the Offer and, in the case of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

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

SECTION 15.  FEES AND EXPENSES

     We have retained Morgan Stanley to act as our financial advisor, as well as the Dealer Manager, in connection with the Offer. In its role as Dealer Manager, Morgan Stanley may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact them.

     In addition, Morgan Stanley has given us advice with respect to the Offer and will receive customary compensation for its services in connection with the Offer. We also have agreed to reimburse Morgan Stanley for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Morgan Stanley against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws.

     Morgan Stanley has provided investment banking services to us in the past and may provide various investment banking services to us in the future, for which we would expect it would receive customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Morgan Stanley may hold positions, for their own accounts and for those of their customers, in our securities.

     We have retained The Altman Group, Inc. to act as Information Agent and, our transfer agent, Equiserve Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent will receive customary compensation, including reimbursement of expenses, for its services; the Depositary will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses; and each will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the Federal securities laws.

     We estimate that total fees and expenses related to the offering will be approximately $1 million.

     We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender Shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

SECTION 16.  MISCELLANEOUS

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us, except that this material will not be available at the regional offices of the SEC.

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR THE INFORMATION AGENT.

May 26, 2005

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of PolyMedica or his or her bank, broker, dealer, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                            EQUISERVE TRUST COMPANY

       By First Class Mail:                By Express Mail or                      By Hand:
                                           Overnight Courier:
     Equiserve Trust Company            Equiserve Trust Company            Equiserve Trust Company
         P.O. Box 859208                  161 Bay State Drive            17 Battery Place, 11th Floor
     Braintree, MA 02185-9208             Braintree, MA 02184                 New York, NY 10004

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                             THE ALTMAN GROUP, INC.

                            1275 Valley Brook Avenue
                              Lyndhurst, NJ 07071
                        Banks and Brokers Call Collect:
                                 (201) 460-1200
                       All Others Please Call Toll Free:
                                 (800) 443-5182

                      The Dealer Manager for the Offer is:

                                 MORGAN STANLEY

                                 1585 Broadway
                               New York, NY 10036
                                 (866) 818-4954